UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported) December 14, 2006

ZILA, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-17521	86-0619668

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
5227 North 7th Street, Phoenix, Arizona 85014-2800

(Address of Principal Executive Offices)
(602) 266-6700

(Registrant’s telephone number, including area code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
SIGNATURES

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
Bonus Award for Executive Officer
     On December 14, 2006, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Zila, Inc. (the “Company”) approved a cash bonus award of $7,000 for Diane E. Klein, the Company’s Vice President and Treasurer.
Stock Option Grants and Restricted Stock Awards
     On December 14, 2006, the Committee also approved the following stock option grants and restricted stock awards for the following executive officers. Douglas D. Burkett, Ph.D., the Company’s President, Chief Executive Officer and Chairman of the Board, received options to purchase 150,000 shares of the Company’s common stock. Dr. Burkett also received a restricted stock award of 100,000 shares of the Company’s common stock. Frank J. Bellizzi, D.M.D., the Company’s Executive Vice President—Business Development, received a restricted stock award of 75,000 shares of the Company’s common stock. Gary V. Klinefelter, Vice President, General Counsel and Secretary received options to purchase 100,000 shares of the Company’s common stock. Mr. Klinefelter also received a restricted stock award of 50,000 shares of the Company’s common stock. Ms. Klein received an option to purchase 50,000 shares of the Company’s common stock.
     All options to purchase the Company’s common stock were granted under the terms of the Company’s 1997 Stock Option Award Plan, as amended, and have a strike price set a the fair market value of the common stock on the date of grant, which is the closing price of the Company’s common stock on December 14, 2006 ($2.58). All option grants vest in three equal installments on January 1, 2007, January 1, 2008 and January 1, 2009. All restricted stock grants vest in three equal installments on January 1, 2007, January 1, 2008 and January 1, 2009.
Fiscal 2007 Base Salaries
     On December 14, 2006, the Committee also approved 2007 annual base salaries for the following executive officers, effective as of January 1, 2007. The annual base salary of Dr. Burkett is increased to $400,000. The annual base salary of Dr. Bellizzi remains at $325,000. The annual base salary of Mr. Klinefelter increased to $240,000. The annual base salary of Ms. Klein increased to $160,000.
Changes to Severance and Change in Control Payments
     On December 14, 2006, the Committee approved changes to Dr. Burkett’s, Dr. Bellizzi’s, Mr. Klinefelter’s and Ms. Klein’s employment or letter agreements with respect to severance and change in control provisions. Dr. Burkett’s and Dr. Bellizzi’s agreements will provide that, upon a change in control of the Company, they will receive compensation in the amount of two years base salary plus bonuses. Mr. Klinefelter’s agreement will be changed to provide a severance payment equal to two years salary, and upon a change in control of the Company, Mr. Klinefelter would receive compensation in the amount of two years base salary plus bonuses. Ms. Klein’s modified agreement will provide for a severance payment equal to 18 months salary, and upon a change in control of the Company, Ms. Klein would receive compensation in the amount of 18 months base salary plus bonuses. All of the agreements will provide that any severance payment is to be made in the form of a lump sum on the six-month anniversary of any termination of employment.
2007 Bonus Plan
     On December 14, 2006, the Committee approved an annual bonus plan for the fiscal year ending July 31, 2007. The named executive officers may be eligible to receive annual bonus awards based on the Company's financial performance and an evaluation of their personal performance. Bonuses granted under the plan are discretionary and any bonus award requires the subsequent approval of the Committee.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: December 20, 2006

ZILA, INC.
/s/ Gary V. Klinefelter
By: Gary V. Klinefelter
Vice President, General Counsel and Secretary